direct dial: 248.723.0347	Timothy E. Kraepel	email:TKraepel@howardandhoward.com

February 26, 2003

Meadowbrook Insurance Group, Inc.
26600 Telegraph Road
Suite 300
Southfield, MI 48034-2438

Re: Meadowbrook Insurance Group, Inc. — Registration of 2,000,000 Shares of Common Stock on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Meadowbrook Insurance Group, Inc., a Michigan corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering 2,000,000 shares of Common Stock (the “Common Stock”), to be issued pursuant to the Meadowbrook Insurance Group, Inc. 2002 Stock Option Plan (the “Plan”), which Plan was adopted by resolution of the Board of Directors of the Company on February 13, 2002 and approved by shareholders on May 1, 2002.

     In this connection, we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

     Based upon the foregoing, it is our opinion that those shares of Common Stock covered by the Registration Statement that are originally issued in accordance with the terms of the Plan and as contemplated in the Registration Statement and the Prospectus relating thereto, will, when so issued, be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

HOWARD & HOWARD ATTORNEYS, P.C

/s/Timothy E. Kraepel

Timothy E. Kraepel